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                                                                   Exhibit 10.1



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                                       January 17, 2003


Jennifer Sylva, Esq.
General Counsel
Liquid Audio, Inc.
800 Chesapeake Drive
Redwood City, California 94063


     Re:  BeMusic, Inc. v. Liquid Audio, Inc., et al.
          Civil Action No. 20083-NC, Court of Chancery
          New Castle County, Delaware


Dear Ms. Sylva:

     At the request of Raymond Doig, the chief executive officer of Liquid Audio, Inc. ("Liquid"), I submit on behalf of BeMusic, Inc. ("BeMusic"), without prejudice, the following proposal for the settlement of the above referenced litigation (the "Delaware Action"):

     A. Liquid will represent, covenant and agree in writing that it will set aside a cash reserve ("Liquid's Defense Reserve") of $2,000,000, to pay 50% of CDnow Online, Inc.'s reasonable attorneys' fees and costs (excluding any fees attributable to in-house counsel of CDnow Online, Inc. ("CDnow") or BeMusic) in defending a patent action ("CDnow's Defense"), brought by SightSound, Inc. ("SightSound") against CDnow, styled SightSound.Com. Inc. v. N2K, Inc., et al., C.A. No. 98-CV-118, which is presently pending in the United States District Court for the Western District of Pennsylvania (the "Patent Litigation"). Liquid will maintain Liquid's Defense Reserve (less amounts actually spent on CDnow's Defense after the date of settlement of the Delaware Action) until the Patent Litigation is finally resolved by settlement or a final order or judgment that (i) is affirmed by the highest court to which an appeal may be taken or (ii) can no longer be appealed ("Final Resolution of the Patent Litigation").


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Liquid Audio, Inc.
January 17, 2003
Page 2


     B.   Liquid will represent, covenant and agree in writing that Liquid will
          (a) set aside and maintain a $5,000,000 cash reserve (the "Indemnification Reserve") until the earlier of (i) the Final Resolution of the Patent Litigation, or (ii) the entry by a court of a final order determining that Liquid does not have an obligation to indemnify CDnow with regard to an adverse judgment (an "Adverse Judgment") rendered against CDnow in the Patent Litigation; and (b) subject to Paragraph D below and the final sentence of this Paragraph B, to the extent obligated to do so, Liquid shall apply the Indemnification Reserve (or so much of it as is required) towards the satisfaction of the Adverse Judgment. By entering into this Settlement Agreement, Liquid does not agree, concede, or intend to suggest that it has any obligation to indemnify CDnow with regard to an Adverse Judgement, and Liquid specifically reserves its right to assert that it has no such obligation.

     C. The parties acknowledge and agree that each of their respective interests would best be served by a swift and timely resolution of the Patent Litigation. Therefore, commencing immediately upon the execution of this Settlement Agreement, the parties shall work together in good faith and shall use commercially reasonable efforts to attempt to settle the Patent Litigation.

     D. Within five (5) business days following the execution of this Settlement Agreement by both parties hereto, the Delaware Action (including Liquid's counterclaim (the "Counterclaim") asserted therein) will be dismissed, with prejudice, with each side to bear its own attorneys' fees and costs.

     E. This settlement will be without prejudice to any claim or defense that either CDnow or Liquid has concerning Liquid's purported Indemnification Obligation, and either party may at any time commence an action (including a declaratory judgment action) seeking relief with respect thereto.

     F. This Settlement Agreement shall be governed by the law of Delaware, exclusive of its conflict of law provisions, and both parties agree to submit to the jurisdiction of the State or Federal Courts of Delaware in connection with any litigation to construe or enforce this agreement.



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Liquid Audio, Inc.
January 17, 2003
Page 3


     G. This Settlement Agreement and all negotiations, documents, statements, transactions, and proceedings in connection therewith shall not constitute or be construed to be, or used in any civil, criminal, or administrative proceedings or actions, as evidence of an admission or concession on the part of any of the parties with respect to any claim of wrongdoing or liability asserted by or against them.

     H. By signing or countersigning this letter, you and I represent that we each have the authority, from BeMusic and Liquid respectively, to enter into this Settlement Agreement.


     If Liquid agrees to this settlement proposal, please date and countersign this letter and return it to me by fax.

                                       Very truly yours,

                                       /s/ Clifton B. Knight, Jr.
                                       --------------------------
                                       Clifton B. Knight, Jr.



ACCEPTED AND AGREED TO
THIS 17TH DAY OF JANUARY, 2003

/s/ Raymond A. Doig
--------------------------
Raymond A. Doig
CEO
Liquid Audio, Inc.



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